EXHIBIT 99.1
ParkOhio Announces Second Quarter 2020 Results

CLEVELAND, OHIO, August 4, 2020 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the second quarter of 2020.

SECOND QUARTER CONSOLIDATED RESULTS
Net sales were $228.3 million in the second quarter of 2020 compared to net sales of $415.3 million in the second quarter of 2019. Net loss attributable to ParkOhio common shareholders was $(16.6) million, or $(1.38) per diluted share, in the second quarter of 2020, compared to net income of $7.6 million, or $0.61 per diluted share, in the second quarter of 2019. On an adjusted basis, net loss attributable to ParkOhio common shareholders was $(1.17) per diluted share in the 2020 period compared to net income of $1.07 per diluted share in the 2019 period. Please refer to the table that follows for a reconciliation of net income to adjusted earnings.
The COVID-19 pandemic significantly weakened customer demand across most of the Company’s key end markets in each of our business segments. Most of our operations were either idled or significantly downsized beginning in late March of the first quarter and continued in that state through the end of May. We reacted to this challenging environment caused by the pandemic by taking actions to reduce costs and aggressively manage working capital and capital spending. These actions included the consolidation or permanent downsizing of several facilities; permanent headcount reductions and temporary layoffs affecting over 50% of our global workforce; salaried employee and Board compensation reductions; discretionary spending cuts; and the elimination of all non-critical capital spending. We also temporarily suspended our quarterly shareholder dividend to further preserve our liquidity.
During the month of June, each of our operations showed significant improvement in both sales and earnings as demand from the majority of our key end markets began to recover globally. Consolidated sales in June improved approximately 67% over the average of April and May’s consolidated sales and represented 77% of prior year June sales. In addition, many of our furloughed employees have returned to work as demand has increased.
At June 30, 2020, we had liquidity of $196.9 million, including cash on-hand of $51.9 million and $145.0 million of unused borrowing capacity under our various banking arrangements. During the second quarter, net cash provided by operating activities totaled $13.4 million, and capital expenditures were $4.5 million. We continue to aggressively manage working capital and capital spending and expect to generate free cash flow throughout the rest of the year. We believe our liquidity will continue to increase and we will have sufficient liquidity to fund our future investment strategies as the global economy recovers throughout 2020 and into 2021.
Matthew V. Crawford, Chairman, Chief Executive Officer and President, stated, “The second quarter demonstrated the agility, resilience and commitment of our entire ParkOhio team. During the quarter, we overcame an unprecedented reduction in revenue of almost half of prior year levels and made important but difficult decisions surrounding expense management. Despite these challenges, we maintained an uncompromising view of our strategic goals and continued to prudently invest in our future. We have begun to see the fruits of this effort as our business has stabilized and expect our long-term competitiveness to be permanently improved.”

-more-

SECOND QUARTER SEGMENT RESULTS
In Supply Technologies, net sales totaled $94.4 million compared to $161.5 million last year. As a result of the pandemic, we experienced demand declines beginning in March that continue in most of our key end markets. This broad decline was partially offset by sales growth in the Semiconductor and Medical markets throughout the quarter. Average daily sales improved 31% in June compared to levels in April and May, led by strong monthly demand from the Heavy-Duty Truck, Recreational Vehicles, Agricultural Equipment, Bus and Coach, and Consumer Products end markets. Daily sales levels during the month of June were approximately 85% of the average daily sales levels in the first quarter. We expect demand to continue to improve in the third and fourth quarters as the global economy recovers and expect our margins to benefit from the permanent cost reduction actions taken during the downturn.
In Assembly Components, net sales were $54.9 million compared to $136.3 million last year. The decrease was a result of a limited amount of auto production taking place globally during the months of April and May as a result of the global COVID-19 pandemic. All of our plant locations in North America were either temporarily idled or significantly downsized beginning in mid-March through the end of May in compliance with federal and state guidelines. In late May, North American automotive production began to increase and significantly accelerated during the month of June. Segment sales in June were more than triple the average sales in April and May and approximated 76% of prior year June sales. We expect segment sales levels to increase throughout the second half of 2020 due to improved global auto production and volumes on new business launched in most of our production plants. We remain confident that we are well-positioned to benefit from current trends in the global auto industry, including fuel efficiency and more stringent emission regulations.
In Engineered Products, net sales were $79.0 million compared to $117.5 million last year. The second quarter sales decline was a result of weak demand in certain key end markets, including Aerospace and Defense, Oil and Gas, and Rail, which affected both our industrial equipment and forged and machined products businesses. Bookings for new equipment decreased during the quarter and continue to be at sluggish levels, as global capital spending is being curtailed and deferred into future periods. Sales in our global aftermarket parts and services business were also down 30% year over year. Throughout the month of May, production increased as our industrial equipment facilities in Asia and Europe reopened, followed by our North American facilities, all of which experienced increased sales in the month June. We expect bookings of new equipment and aftermarket parts and services to improve throughout the second half of 2020 as customers begin to resume capital spending during the economic recovery.

YEAR-TO-DATE CONSOLIDATED RESULTS
Net sales were $594.6 million in the first six months of 2020 compared to net sales of $835.4 million in the 2019 period. Net loss attributable to ParkOhio common shareholders was $(15.4) million, or $(1.27) per diluted share, in the first six months of 2020, compared to net income of $18.8 million, or $1.51 per diluted share, in the first six months of 2019. On an adjusted basis, net loss attributable to ParkOhio common shareholders was $(1.03) per diluted share in the 2020 period compared to net income of $2.08 per diluted share in the 2019 period. Please refer to the table that follows for a reconciliation of net income to adjusted earnings.

CONFERENCE CALL

A conference call reviewing ParkOhio’s second quarter 2020 results will be broadcast live over the Internet on Wednesday, August 5, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates more than 125 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.

This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the ultimate impact the COVID-19 pandemic has on our business, results of operations, financial position and liquidity; our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities; public health issues, including the outbreak of COVID-19 and its impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital;
potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the other factors we describe under “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In millions, except per share data)
Net sales	$228.3	$415.3	$594.6	$835.4
Cost of sales	214.1	349.1	526.5	703.9
Gross profit	14.2	66.2	68.1	131.5
Selling, general and administrative expenses	35.1	46.9	76.0	89.7
Operating (loss) income	(20.9)	19.3	(7.9)	41.8
Other components of pension income and other postretirement benefits expense, net	1.8	1.5	3.6	2.8
Interest expense, net	(7.5)	(8.7)	(15.5)	(16.9)
(Loss) income before income taxes	(26.6)	12.1	(19.8)	27.7
Income tax benefit (expense)	9.6	(4.2)	4.1	(8.1)
Net (loss) income	(17.0)	7.9	(15.7)	19.6
Net loss (income) attributable to noncontrolling interests	0.4	(0.3)	0.3	(0.8)
Net (loss) income attributable to Park-Ohio Holdings Corp. common shareholders	$(16.6)	$7.6	$(15.4)	$18.8

(Loss) income per common share attributable to Park-Ohio Holdings Corp. common shareholders:
Basic	$(1.38)	$0.62	$(1.27)	$1.54
Diluted	$(1.38)	$0.61	$(1.27)	$1.51
Weighted-average shares used to compute (loss) income per share:
Basic	12.1	12.2	12.2	12.2
Diluted	12.1	12.4	12.2	12.4

Dividends per common share	$—	$0.125	$0.125	$0.250

Other financial data:
EBITDA, as defined	$(4.2)	$36.8	$21.3	$72.9

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted (loss) income is a non-GAAP financial measure that the Company is providing in this press release. Adjusted (loss) income is net (loss) income calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted (losses) income to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting net (loss) income. Adjusted (loss) income is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net (loss) income calculated in accordance with GAAP. Adjusted (loss) income herein may not be comparable to similarly titled measures of other companies. The following table reconciles net (loss) income to adjusted (loss) income:

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Net (loss) income attributable to Park-Ohio Holdings Corp. common shareholders	$(16.6)	$(1.38)	$7.6	$0.61	$(15.4)	$(1.27)	$18.8	$1.51
Adjustments:
One-time net expense related to former President	—	—	4.3	0.35	—	—	4.3	0.35
Plant closure and relocation, severance and other costs	3.3	0.27	1.8	0.15	3.7	0.30	3.5	0.29
Loss on sale of asset	—	—	—	—	0.1	0.01	—	—
Tax effect of above adjustments	(0.8)	(0.06)	(0.5)	(0.04)	(0.9)	(0.07)	(0.9)	(0.07)
Adjusted (loss) income	$(14.1)	$(1.17)	$13.2	$1.07	$(12.5)	$(1.03)	$25.7	$2.08

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects net (loss) income attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and to calculate its debt service coverage ratio under its current revolving credit facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net (loss) income to EBITDA, as defined:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In millions)
Net (loss) income attributable to Park-Ohio Holdings Corp. common shareholders	$(16.6)	$7.6	$(15.4)	$18.8
Add back:
Interest expense, net	7.5	8.7	15.5	16.9
Income tax (benefit) expense	(9.6)	4.2	(4.1)	8.1
Depreciation and amortization	8.9	8.5	17.8	17.7
Stock-based compensation expense	1.3	(0.2)	2.7	1.7
One-time payment to former President	—	6.0	—	6.0
Plant closure and relocation, severance and other costs	3.3	1.8	3.7	3.5
Other	1.0	0.2	1.1	0.2
EBITDA, as defined	$(4.2)	$36.8	$21.3	$72.9

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30, 2020	December 31, 2019
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$51.9	$56.0
Accounts receivable, net	196.0	261.3
Inventories, net	315.7	327.2
Prepaid and other current assets	87.4	81.2
Total current assets	651.0	725.7
Property, plant and equipment, net	228.8	237.6
Operating lease right-of-use assets	63.2	64.3
Goodwill	107.2	108.4
Intangible assets, net	86.8	90.6
Other long-term assets	84.4	83.8
Total assets	$1,221.4	$1,310.4
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$128.0	$175.0
Current portion of long-term debt and short-term debt	12.6	16.8
Current portion of operating lease liabilities	12.2	11.9
Accrued expenses and other	90.5	101.3
Total current liabilities	243.3	305.0
Long-term liabilities, less current portion:
Long-term debt	553.8	545.2
Long-term operating lease liabilities	52.1	53.6
Other long-term liabilities	56.0	57.0
Total long-term liabilities	661.9	655.8
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	302.5	335.6
Noncontrolling interests	13.7	14.0
Total equity	316.2	349.6
Total liabilities and shareholders' equity	$1,221.4	$1,310.4

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2020	2019
	(In millions)
OPERATING ACTIVITIES
Net (loss) income	$(15.7)	$19.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17.8	17.7
Stock-based compensation expense	2.7	1.7
Changes in operating assets and liabilities:
Accounts receivable	62.1	(20.9)
Inventories	7.9	(10.7)
Prepaid and other current assets	(6.5)	5.4
Accounts payable and accrued expenses	(57.2)	(6.5)
Other	(1.6)	(3.5)
Net cash provided by operating activities	9.5	2.8
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(9.4)	(20.7)
Proceeds from sale of an asset	1.4	—
Business acquisitions, net of cash acquired	—	(7.6)
Net cash used by investing activities	(8.0)	(28.3)
FINANCING ACTIVITIES
Proceeds from revolving credit facility, net	8.7	27.7
Payments on other debt	(6.7)	(2.8)
Proceeds from other debt	1.9	0.7
Payments on finance lease facilities, net	(0.6)	(3.2)
Dividends	(1.6)	(3.9)
Purchase of treasury shares	(5.3)	(0.9)
Payments of withholding taxes on share awards	(0.7)	(2.8)
Net cash (used) provided by financing activities	(4.3)	14.8
Effect of exchange rate changes on cash	(1.3)	0.3
Decrease in cash and cash equivalents	(4.1)	(10.4)
Cash and cash equivalents at beginning of period	56.0	55.7
Cash and cash equivalents at end of period	$51.9	$45.3
Interest paid	$14.8	$15.8
Income taxes paid	$1.2	$5.3

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In millions)
Net sales:
Supply Technologies	$94.4	$161.5	$235.2	$326.8
Assembly Components	54.9	136.3	183.1	274.6
Engineered Products	79.0	117.5	176.3	234.0
	$228.3	$415.3	$594.6	$835.4
Segment operating (loss) income:
Supply Technologies	$0.3	$11.3	$9.5	$24.4
Assembly Components	(14.6)	8.3	(8.3)	16.6
Engineered Products	(0.8)	11.5	3.0	19.6
Total segment operating (loss) income	(15.1)	31.1	4.2	60.6
Corporate costs	(5.8)	(7.5)	(12.1)	(14.5)
One-time net expense related to former President	—	(4.3)	—	(4.3)
Operating (loss) income	(20.9)	19.3	(7.9)	41.8
Other components of pension income and other postretirement benefits expense, net	1.8	1.5	3.6	2.8
Interest expense, net	(7.5)	(8.7)	(15.5)	(16.9)
(Loss) income before income taxes	$(26.6)	$12.1	$(19.8)	$27.7